Exhibit (a)(4)


Morgan Stanley & Co.
       Incorporated

      1585 BROADWAY
NEW YORK, NEW YORK 10036

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

                                      of

                              Tivoli Systems Inc.

                                       at

                              $47.50 Net Per Share

                                       by

                            Topaz Acquisition Corp.
                          a wholly owned subsidiary of
                  International Business Machines Corporation

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, MARCH 1, 1996, UNLESS THE OFFER IS EXTENDED.

                                                                February 2, 1996

To Brokers, Dealers, Banks,
  Trust Companies and other Nominees:

    We have been engaged by Topaz Acquisition Corp., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of International Business Machines Corporation, a New York corporation ("IBM"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Tivoli Systems Inc., a Delaware corporation (the "Company"), at $47.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated February 2, 1996 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

    Enclosed herewith are copies of the following documents:

        1. Offer to Purchase dated February 2, 1996;

        2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

        3. The Letter to Stockholders of the Company from the President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

        4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        5. Notice of Guaranteed Delivery;

        6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7. Return envelope addressed to The Chase Manhattan Bank, N.A., the Depositary.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT A MAJORITY OF ALL OUTSTANDING SHARES ON
A FULLY DILUTED BASIS ON THE DATE OF PURCHASE AND (2) ANY WAITING PERIOD UNDER

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THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE
REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.

    WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 1, 1996, UNLESS THE OFFER IS EXTENDED BY THE PURCHASER.

    The Board of Directors of the Company has unanimously approved the Offer and the Merger (as defined below) and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and unanimously recommends that stockholders of the Company accept the Offer and tender their Shares.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of January 30, 1996 (the "Merger Agreement"), among IBM, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of IBM (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by the Company as treasury stock or by any subsidiary of the Company, IBM, the Purchaser or any other subsidiary of IBM or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive $47.50 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

    Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Neither the Purchaser nor IBM will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

    Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                       Very truly yours,
                                       MORGAN STANLEY & CO.
                                          Incorporated

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, IBM, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.